Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K/A of Par Pharmaceutical Companies, Inc. of our report dated April 14, 2011 relating to the consolidated financial statements of Anchen Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph related to the spin-off of Anchen Taiwan) as of and for the years ended December 31, 2010 and 2009, and our report dated July 31, 2010 (April 14, 2011 as to effects of the restatement discussed in Note 2) related to the consolidated financial statements of Anchen Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement of the 2009 and 2008 consolidated financial statements) as of and for the years ended December 31, 2009 and 2008.

/s/ Melby & Meador Accountancy Corp.

Diamond Bar, California

January 31, 2012